SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549



                                 FORM 8-K

                              CURRENT REPORT


                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 29, 1996


                            HSBC AMERICAS, INC.
            (Exact name of registrant as specified in charter)


DELAWARE                      I-2940         22-1093160
(State or other juris-        (Commission    (IRS Employer
diction of incorporation)     File Number)   Identification No.)


ONE MARINE MIDLAND CENTER, BUFFALO, NEW YORK 14203
(Address of principal executive offices)

Registrant's telephone number, including area code:  (716) 841-2424


                              Not Applicable
                      (Former name or former address,
                         if changed since report)






                                                                            2.


Item 5.  Other Events


   On August 22, 1996 HSBC Americas, Inc. announced that it had reached an agreement to acquire CTUS, a unitary thrift holding company and parent of First Federal Savings and Loan Association of Rochester (First Federal) from Toronto-based CT Financial Services, Inc. for $620 million. The agreement includes a bank plan of merger wherein First Federal will merge into Marine Midland Bank, the principal subsidiary of HSBC Americas, Inc.

   The acquisition is subject to the approval of the Federal Reserve Bank of New York, The New York State Banking Department and the United States Office of Thrift Supervision. It is hoped that the transaction will be completed by December 31, 1996.


Item 7.  Financial Statements and Exhibits

   c. Exhibits

      1. Press release dated August 22, 1996 announcing the agreement to acquire First Federal Savings from CT Financial Services.



                                                                         3.


                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   HSBC AMERICAS, INC.


                                   (REGISTRANT)

                                   /s/ Gerald A. Ronning

                                   NAME:   GERALD A. RONNING
                                   TITLE:  EXECUTIVE VICE PRESIDENT &
                                   CONTROLLER



Date:  August 29, 1996




                                                                  EXHIBIT (C)1



Press Release                                              Marine Midland Bank
                                                            Member HSBC Group

FOR RELEASE:
Thursday, August 22, 1996


                  MARINE MIDLAND SIGNS AGREEMENT TO ACQUIRE
               FIRST FEDERAL SAVINGS FROM CT FINANCIAL SERVICES



BUFFALO, New York, August 22, 1996 -- Marine Midland Bank said today it reached an agreement to acquire First Federal Savings and Loan Association of Rochester from Toronto-based CT Financial Services, Inc., for $620 million.

The acquisition is subject to the approval of the Federal Reserve Bank of New York, the New York State Banking Department and the United States Office of Thrift Supervision. It is hoped the transaction will be completed by year-end.

First Federal Savings, headquartered in Rochester, has $7.2 billion in assets, 1,600 employees, 79 retail branches in New York State and 15 mortgage origination offices in nine states. Marine Midland Bank is the principal U.S. subsidiary of HSBC Americas, Inc., which has $22.7 billion in assets. HSBC Americas is a subsidiary of HSBC Holdings plc. With over 3,300 offices in 73 countries and assets of $368 billion at 30 June 1996, the HSBC Group is one of the world's largest banking and financial services organizations. Marine Midland Bank, headquartered in Buffalo, N.Y., has 8,200 employees and 330 offices statewide.

"The acquisition of First Federal Savings is another in a series of targeted purchases, aimed at expanding the scope of our operations to a wider retail customer base and providing a meaningful return on our investment," said Jim Cleave, president and chief executive officer of Marine Midland Bank, and chief executive officer of HSBC Americas.

"First Federal Savings is a customer-driven retail financial institution, which, like Marine Midland, has more than 100 years of history in and commitment to New York State. In addition to expanding Marine Midland's New York customer base, the acquisition will expand our wide-ranging mortgage origination network to 500 correspondents and 460 mortgage brokers operating in 46 states," Mr. Cleave said.

In 1994, Marine Midland acquired Spectrum Home Mortgage, which now operates in eight states; in 1995, United Northern Federal Savings Bank, with branches in Watertown and Lowville, N.Y.; and earlier this year, 11 branches of East River Savings Bank in the New York metropolitan area. In 1995, Marine Midland acquired the six New York City retail branches of HongkongBank, and in 1996 the two Hang Seng Bank branches in New York City.

Following the acquisition, marine Midland will have about $30 billion of assets, and $22 billion in deposits.

The acquisition will eventually result in some consolidation of branches, operations and jobs in different parts of the state, Marine Midland said. "Initially, all staff employees of First Federal Savings will be offered positions for at least one year from the date of the signing of the agreement," said Mr. Cleave. "Over the next few months, we will study where our operations overlap, where new opportunities exist and how to combine operations in a way that best balances the needs of customers, the bank, the employees, and the community."

For additional information, contact:

Art Samansky (HSBC Americas, Inc., Buffalo) 716-841-2540
Joyce Pavia (Marine Midland Bank, Buffalo) 716-841-2540
Pat Wood (Marine Midland Bank, New York City) 212-658-6223


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